EXHIBIT 99.2

QWEST COMMUNICATIONS INTERNATIONAL INC.

QUARTERLY CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	2006				2005				2004
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	(Dollars in millions)
Operating revenue	$3,488	$3,487	$3,472	$3,476	$3,480	$3,504	$3,470	$3,449	$3,437	$3,449	$3,442	$3,481
Operating expenses:
Cost of sales:
Facility costs	625	587	610	618	649	692	677	674	648	745	676	659
Network expenses	69	69	62	52	69	72	59	67	66	73	66	57
Employee-related costs	392	397	388	396	387	404	387	409	389	429	437	450
Other non-employee related costs	329	329	333	351	346	344	311	289	299	301	307	288

Total cost of sales	1,415	1,382	1,393	1,417	1,451	1,512	1,434	1,439	1,402	1,548	1,486	1,454

Selling, general and administrative:
Property and other taxes	64	96	72	88	43	100	111	99	78	112	115	81
Bad debt	47	37	27	44	36	27	53	57	49	39	13	93
Restructuring, realignment and severance related costs	0	43	(2)	22	74	26	(1)	15	59	5	132	15
Employee-related costs	426	407	405	401	405	401	410	407	413	413	434	469
Other non-employee related costs	456	431	468	459	492	462	472	458	471	692	792	496

Total selling, general and administrative	993	1,014	970	1,014	1,050	1,016	1,045	1,036	1,070	1,261	1,486	1,154

Depreciation and amortization	695	691	693	691	758	768	765	774	783	779	784	777
Asset impairment charges	—	—	—	—	—	—	—	—	36	34	43	—

Total operating expenses	3,103	3,087	3,056	3,122	3,259	3,296	3,244	3,249	3,291	3,622	3,799	3,385

Other expense (income)—net
Interest expense—net	284	291	298	296	338	384	380	381	366	374	394	397
Other—net	(84)	(42)	(17)	(28)	392	(31)	13	(242)	(54)	40	(111)	12

Total other expense (income)—net	200	249	281	268	730	353	393	139	312	414	283	409

Income before income taxes and cumulative effect of accounting change—net	185	151	135	86	(509)	(145)	(167)	61	(166)	(587)	(640)	(313)
Income tax benefit (expense)	9	43	(18)	2	3	1	3	(4)	27	18	(136)	3

Income (loss) before cumulative effect of accounting change—net	194	194	117	88	(506)	(144)	(164)	57	(139)	(569)	(776)	(310)
Cumulative effect of accounting changes—net	—	—	—	—	(22)	—	—	—	—	—	—	—

Net income (loss)	$194	$194	$117	$88	$(528)	$(144)	$(164)	$57	$(139)	$(569)	$(776)	$(310)